Exhibit 2.1

This form cannot be hand written.

State of Utah Department of Commerce Division of Corporations & Commercial Code Articles/Statement of Conversion

Non-Refundable Processing Fee: $37.00

1. The Articles/Statement of Conversion shall state:

Entity Number:	6336694-0160

First: The name and entity type of the company immediately prior to the filing of the conversion:

Name:	Max Intenational, LLC

Entity Type (Corp, LLC, LP, Partnership, DBA, etc.):	LLC

Second:	The date and state where the company was first created and, if it has changed, its jurisdiction immediately prior to its conversion;

09/25/2006	Utah
Date of formation	State / Jurisdiction

Third:	The name and entity type of the company as set forth in its converted entity filing;

Name:	Max International, Inc.

Entity Type:	corporation	Utah
State / Jurisdiction

Joseph Voyticky, 68 South Main Street, 9th Floor Salt Lake City, Utah 84101
Registered Agent address or mailing address for service of process if not qualified as a foreign entity in Utah

Fourth:	The future effective date of the conversion to the new entity if it is not to be effective upon the filing of the conversion;

(MM-DD-YYYY)

Fifth:	Under penalties of perjury, I declare that the Articles/Statement of Conversion have been duly approved by the owners of the entity.

Name:	Joseph F. Voyticky	Signature:	/s/ Joseph F. Voyticky

Title:	Chief Executive Officer	Date:	02-16-2023

2. Additional filing requirements: The non-refundable processing fee of $37.00 payable to the State of Utah, and application for new entity must accompany this form. No additional fee for the new application.

Under GRAMA {63G-2-201}, all registration information maintained by the Division is classified as public record. For confidentiality purposes, you may use the business entity physical address rather than the residential or private address of any individual affiliated with the entity.

03/16